CLIPPER FUNDS TRUST

FIRST AMENDMENT OF INVESTMENT ADVISORY AGREEMENT

July 1, 2014

Davis Selected Advisers, L.P.

2949 East Elvira Road, Suite 101

Tucson, Arizona 85756

Gentlemen:

We hereby confirm that, as of July 1, 2014, Schedule A of our Investment Advisory Agreement of January 1, 2006, is amended in its entirety to read as follows:

Advisory Fee Schedule

Schedule A

Annual Rate	Net Assets of Fund
0.55% of	First $3 billion
0.54% of	Next $1 billion
0.53% of	Next $1 billion
0.52% of	Next $1 billion
0.51% of	Next $1 billion
0.50% of	Next $3 billion
0.485% of	Over $10 billion
Fee expressed as a percentage of net assets

In all other respects, the Investment Advisory Agreement of January 1, 2006, remains in full force and effect.

If the foregoing is in accordance with your understanding, please indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,

Clipper Funds Trust

By	Doug Haines
Vice President

Accepted as of the day and year first above written.

Davis Selected Advisers, L.P.

By Davis Investments, LLC (General Partner)

Ryan Charles
Vice President

Davis Selected Advisers-NY, Inc.

Ryan Charles
Vice President